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                                                                      Exhibit 99

                      Press Release Issued October 7, 2002

                                                           FOR IMMEDIATE RELEASE

                    GREIF BROS. CORPORATION BEGINS TRADING ON
                             NEW YORK STOCK EXCHANGE

DELAWARE, Ohio (October 7, 2002) - Greif Bros. Corporation (NYSE: GEF), a worldwide leader in industrial packaging, commenced trading on the New York Stock Exchange (NYSE) with today's opening bell. Greif's two classes of common stock, which previously traded on the Nasdaq market under GBCOA and GBCOB, will trade under the ticker symbols GEF and GEF.B, respectively.

"Making this move to the largest and most prestigious stock exchange in the world fits well with our strategies of global growth and improved shareholder value," said Michael J. Gasser, chairman and chief executive officer. "We believe the New York Stock Exchange is a better fit for our company because it offers investors enhanced liquidity, reduced volatility and improved information regarding their investments." Joining Mr. Gasser at the opening bell were members of the senior management team and the board of directors.

About Greif

Throughout its 125-year history, Greif has exhibited solid management and performance. The Company instituted a strategic growth plan in the mid-1990s that transformed Greif from a regional supplier to a global leader in industrial packaging. This growth included the 1998 acquisition of the industrial packaging business of U.S.-based Sonoco Products Company, which made Greif the North American leader in its field, and the 2001 acquisition of Van Leer Industrial Packaging, an international company, which greatly broadened the Company's scope in Europe and other world markets. Net sales grew from $688 million in FY1997 to $1.46 billion in FY2001.

Greif's industrial packaging business includes steel, fibre and plastic containers, primarily for the worldwide chemical, petroleum, agricultural and food processing industries. In North America, the Company also produces corrugated containers, specialty corrugated products, multiwall bags and containerboard. In addition, Greif sells pine timber from its 275,000 acres in the southeastern United States.

Greif has approximately 10,000 employees in over 40 countries. Additional information about the Company, its products and markets are on the Company's Web site at www.greif.com.